UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Stealthgas Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

Y81669106

(CUSIP Number)

Calendar Year 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☒  Rule 13d-1(b)

     ☐  Rule 13d-1(c)

     ☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Glendon Capital Management LP 46-1394333

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

Percentage ownership is based on 39,802,885 shares outstanding of the issuer’s common stock as reported in the issuer’s 6K dated as of September 30, 2017.

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Matthew Barrett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Holly Kim

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Eitan Melamed

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Brian Berman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

CUSIP No.	Y81669106

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Michael Keegan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

2,452,531

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

2,452,531

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,452,531

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.16%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA , HC
FOOTNOTES

Item 1.

(a)	Name of Issuer
Stealthgas Inc.

(b)	Address of Issuer’s Principal Executive Offices
331 Kifissias Avenue, Erithrea 14561, Athens, Greece

Item 2.

(a)	Name of Person Filing
(1)	Glendon Capital Management LP

(2)	Matthew Barrett

(3)	Holly Kim

(4)	Eitan Melamed

(5)	Brian Berman

(6)	Michael Keegan

(b)	Address of Principal Business Office or, if none, Residence
(1)	Glendon Capital Management LP 1620 26th Street, Suite 2000N Santa Monica, CA 90404
(2)	Matthew Barrett 1620 26th Street, Suite 2000N Santa Monica, CA 90404
(3)	Holly Kim 1620 26th Street, Suite 2000N Santa Monica, CA 90404
(4)	Eitan Melamed 1620 26th Street, Suite 2000N Santa Monica, CA 90404
(5)	Brian Berman 1620 26th Street, Suite 2000N Santa Monica, CA 90404
(6)	Michael Keegan 1620 26th Street, Suite 2000N Santa Monica, CA 90404

(c)	Citizenship
(1)	Glendon Capital Management LP: United States
(2)	Matthew Barrett: U.S. citizen
(3)	Holly Kim: U.S. citizen
(4)	Eitan Melamed: U.S. citizen
(5)	Brian Berman: U.S. citizen
(6)	Michael Keegan: U.S. citizen

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
Y81669106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☒	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
(1)	Glendon Capital Management LP: 2,452,531
(2)	Matthew Barrett: 2,452,531
(3)	Holly Kim: 2,452,531
(4)	Eitan Melamed: 2,452,531
(5)	Brian Berman: 2,452,531
(6)	Michael Keegan: 2,452,531

(b)	Percent of class:
(1)	Glendon Capital Management LP: 6.15%
(2)	Matthew Barrett: 6.16%
(3)	Holly Kim: 6.16%
(4)	Eitan Melamed: 6.16%
(5)	Brian Berman: 6.16%
(6)	Michael Keegan: 6.16%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
(1)	Glendon Capital Management LP: 2,452,531
(2)	Matthew Barrett: 2,452,531
(3)	Holly Kim: 2,452,531
(4)	Eitan Melamed: 2,452,531
(5)	Brian Berman: 2,452,531
(6)	Michael Keegan: 2,452,531

(ii)	Shared power to vote or to direct the vote:
(1)	Glendon Capital Management LP: 0
(2)	Matthew Barrett: 0
(3)	Holly Kim: 0
(4)	Eitan Melamed: 0
(5)	Brian Berman: 0
(6)	Michael Keegan: 0

(iii)	Sole power to dispose or to direct the disposition of:
(1)	Glendon Capital Management LP: 2,452,531
(2)	Matthew Barrett: 2,452,531
(3)	Holly Kim: 2,452,531
(4)	Eitan Melamed: 2,452,531
(5)	Brian Berman: 2,452,531
(6)	Michael Keegan: 2,452,531

(iv)	Shared power to dispose or to direct the disposition of:
(1)	Glendon Capital Management LP: 0
(2)	Matthew Barrett: 0
(3)	Holly Kim: 0
(4)	Eitan Melamed: 0
(5)	Brian Berman: 0
(6)	Michael Keegan: 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

For each of Matthew S. Barrett, Holly Kim, Eitan Melamed, Michael Keegan, and Brian Berman:
(a) Amount beneficially owned: 2,452,531
(b) Percent of class: 6.16%
(c) Number of shares to which each Reporting Person has:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to direct the vote: 2,452,531
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: 2,452,531

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.	Identification and Classification of Members of the Group

N/A

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Glendon Capital Management, LP

Date: February 06, 2018	By:	/s/ Michael Montgomery
Name: Michael Montgomery
Title: Chief Compliance Officer

Glendon Capital Management, L.P.

Date: February 06, 2018	By:	/s/ Matthew S. Barrett
Name: Matthew S. Barrett
Title: Partner

Glendon Capital Management, L.P.

Date: February 06, 2018	By:	/s/ Holly Kim
Name: Holly Kim
Title: Partner

Glendon Capital Management, L.P.

Date: February 06, 2018	By:	/s/ Eitan Melamed
Name: Eitan Melamed
Title: Partner

Glendon Capital Management, L.P.

Date: February 06, 2018	By:	/s/ Brian Berman
Name: Brian Berman
Title: Partner

Glendon Capital Management, L.P.

Date: February 06, 2018	By:	/s/ Michael Keegan
Name: Michael Keegan
Title: Partner

Footnotes:

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)